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                                                                    EXHIBIT 23.2

                   TENNECO AUTOMOTIVE INC. BENEFITS COMMITTEE
          EXPLANATION CONCERNING ABSENCE OF CURRENT WRITTEN CONSENT OF
                               ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act of 1933, as amended, provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

Effective as of May 16, 2002, Tenneco Automotive Inc. (the "Company") dismissed Arthur Andersen LLP as its independent auditors. In addition, the Commission received from Arthur Andersen a letter dated June 17, 2002 indicating that its client-auditor relationship had ceased with respect to the Tenneco Automotive Employee Stock Ownership Plan for Salaried Employees (the "Plan"). At that time, the Benefits Committee of the Company had not yet dismissed Andersen as independent auditors of the Plan. Subsequently, however, both the Benefits Committee and the Audit Committee of the Company approved the dismissal of Arthur Andersen LLP with respect to the Plan and the engagement of Deloitte & Touche as independent auditors of the Plan for the year ending December 31, 2002. On August 31, 2002, Arthur Andersen LLP voluntarily relinquished all of its permits and is no longer licensed to practice as a public accountant. As a result, after reasonable efforts, the Tenneco Automotive Inc. Benefits Committee has been unable to obtain Arthur Andersen's written consent to the incorporation by reference, from the annual report of the Plan on Form 11-K for the year ended December 31, 2002, of audit report with respect to the Plan's financial statements as of December 31, 2001 which by inclusion in said Form 11-K would be incorporated by reference into previously filed Registration Statements of the Plan under the Securities Act.

Under these circumstances, Rule 437a under the Securities Act of 1933 permits the Tenneco Automotive Inc. Benefits Committee to file this Form 11-K without a written consent from Arthur Andersen. However, as a result, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, individuals, their successors or assigns may be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act with respect to such financials. The Tenneco Automotive Inc. Benefits Committee believes, however, that other persons who may be liable under Section 11(a) of the Securities Act, including the Company's officers and directors, may still rely on Arthur Andersen's audit reports as being made by an expert under the due diligence defense provision of Section 11(b) of the Securities Act.